UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BETA MUSIC GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	26-0582871
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

150 East Angeleno Avenue, #1426 Burbank, California	91502
(Address of principal executive offices)	(Zip code)

Registrant’s Telephone Number, Including Area Code: 818-539-6507

Securities to be registered pursuant to Section 12(b) of the Act:

       None

(Title of class)

___________

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

Securities Act registration statement file number to which this form relates:   333-156235

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

GENERAL

The following is a summary of information concerning the capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Articles of Incorporation and all amendments thereto. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of the Company. The Articles of Incorporation and all amendments thereto and by-laws of the Company are included as exhibits to the Company’s registration statement.

COMMON STOCK

We have 100,000,000 shares of Common Stock, $.01 par value authorized, of which 10,189,710 are currently issued and outstanding.

VOTING RIGHTS

Holders of Common Stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute or by the Certificate of Incorporation, or by the bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of fifty percent (50%) of the outstanding shares of the our Common Stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

DIVIDENDS

There are no restrictions in our Certificate of Incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any cash dividends in the foreseeable future.

PRE-EMPTIVE RIGHTS

Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Item 2. Exhibits.

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 17, 2009	Beta Music Group, Inc.

By:	/s/ Michelle Tucker
Name: Michelle Tucker
Title: CEO/ Director